EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release

Columbus McKinnon Fiscal 2014 Q1 Gross Margin
Expanded to 31.3%

•	Gross margin improved by 270 basis points over the prior-year period despite lower sales

•	Operating income increased to $13.4 million

•	Sales to emerging markets represented 10.4% of sales, up 18.6%

AMHERST, NY, July 26, 2013 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2014 first quarter which ended June 30, 2013.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We achieved great success in driving margin expansion in the quarter as we realized one of the highest gross margin levels in our recent history.  We are making solid headway in increasing our sales volumes in emerging markets, specifically Asia, the Middle East, Latin America and Eastern Europe.  These gains have helped to offset the recessionary industrial economy in Europe.  Our Lean Business System has also been successful in driving out waste and therefore cost from our operating structure, which has improved our margins on a lower sales base.”

Net sales for the first quarter of fiscal 2014 were $138.9 million, down $14.1 million, or 9.2%, from the prior-year period as one additional shipping day and improved pricing were more than offset by the decline in volume, particularly in Europe.  Excluding the effects of acquisitions and divestitures and foreign currency translation, sales declined by $10.1 million, or 6.6%, in the quarter.

U.S. sales, which comprised 59% of total sales, were down by $7.9 million, or 8.8%, to $82.0 million compared with $90.0 million for the first quarter of fiscal 2013.  Lower volume and the $4.5 million impact of the crane business divestiture in August 2012 more than offset improved pricing and one additional shipping day.  Sales outside of the U.S. were down $6.2 million, or 9.8%, to $56.9 million, primarily on lower sales volume.  The additional shipping day, improved pricing and the effect of a small acquisition in Austria with approximately $10 million in annual revenue somewhat offset the volume decline.  The Austrian acquisition, which was completed on June 1, 2013, has been a value-added partner of the Company in the lifting industry in the Austrian market for over 20 years.  This acquisition enables the Company to better leverage sales in this and other regions of the world and does not have a material effect on earnings.  Foreign currency translation had a negative impact of $0.2 million on sales during the quarter.

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
 July 26, 2013

The fluctuation in sales for the first quarter of fiscal 2014 compared with the first quarter of fiscal 2013 is summarized as follows:

($ in millions)	$ Change	% Change
Volume	(15.9)	(10.4	) %
Acquisitions & divestitures	(3.8)	(2.5	) %
Foreign currency translation	(0.2)	(0.1	) %
Additional shipping day	2.4	1.6%
Pricing	3.4	2.2%
Total	$(14.1)	(9.2	) %

Pricing and productivity drove margin improvements

Gross profit in the first quarter of fiscal 2014 declined slightly to $43.5 million, down just $0.3 million from the prior-year period.  As a percentage of sales, gross margin expanded 270 basis points to 31.3% compared with 28.6% for the prior-year period.  Productivity improvements and pricing drove margin expansion, more than offsetting the impact of lower volume.  The prior-year’s first quarter had the benefit of a $1.8 million brokerage fee, or 80 basis points, that was accounted for on a net revenue basis with no associated cost of sales.

Selling expense was $16.7 million, up 2.3%, or $0.4 million, from the same period of the prior year.  Increased selling expense was related to the Austrian acquisition that was completed during the quarter and investments in emerging markets.  As a percent of revenue, selling expense was 12.1% on measurably lower revenue compared with 10.7% in the same period last year.

General and administrative (G&A) expense was $12.8 million, down from $14.2 million in the prior-year period, which included approximately $0.8 million of one-time costs.  As a percent of sales, G&A was 9.3%, flat when compared with the prior-year period.

Operating income in the fiscal 2014 first quarter was up $0.7 million, or 5.1%, to $13.4 million when compared with the first quarter of fiscal 2013.  Operating margin expanded 130 basis points to 9.7% of sales.

Income before tax expense was negatively impacted by approximately $1.0 million as a result of the realized change in foreign currency exchange when compared with the prior year.  The effective tax rate in the 2014 first quarter was 29.6% compared with 17.4% in the prior-year period.  The prior-year period effective tax rate was impacted by a valuation allowance on deferred tax assets, primarily in the U.S.

First quarter fiscal 2014 net income was $7.0 million, or $0.35 per diluted share, down from $8.4 million or $0.43 per diluted share in the prior-year period.  Adjusted for the current quarter’s tax rate, fiscal 2013’s first quarter earnings per diluted share were $0.37.  Further details of the reconciliation of GAAP EPS to adjusted EPS are shown on page 9 of this release.

Balance sheet provides significant financial flexibility

Cash used in operations was $1.9 million.  This was primarily due to an increase in inventories as a result of a higher level of project type orders, as well as an increase in prepaid expenses due to the timing of insurance renewals, offset by lower trade receivables.  Net cash used for investing activities included $5.8 million for the Austrian acquisition previously mentioned as well as normal capital expenditures.  As a result, cash and cash equivalents decreased by $11.3 million to $110.4 million at the end of fiscal 2014’s first quarter, from $121.7 million at March 31, 2013.  Working capital as a percentage of sales was 20.2% at the end of the first quarter of 2014, up from 19.8% at the end of the first quarter of 2013 and 18.3% at the end of the trailing fourth quarter of fiscal 2013.

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
 July 26, 2013

Capital expenditures for the first quarter of fiscal 2014 were $3.6 million compared with $1.7 million in the prior-year period.  Approximately $0.7 million was associated with the implementation of a new enterprise management system.  The Company continues to expect fiscal 2014 capital spending to be in the range of $20 million to $25 million.

Gross debt at June 30, 2013 was $151.9 million.  Debt, net of cash, was $41.5 million, or 14.4% of net total capitalization, compared with $30.4 million, or 11.2% of net total capitalization, at March 31, 2013.

Continued growth in emerging economies and strong performance in key vertical markets expected to offset slow economic growth

Backlog was $92.0 million at June 30, 2013 compared with $99.0 million at March 31, 2013.  Although the time to convert the majority of backlog to sales typically ranges from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of June 30, 2013, approximately $34.6 million of backlog, or 37.6%, was scheduled for shipment beyond September 30, 2013.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization was 76.8% in June 2013, compared with 76.5% a year ago, and 77.0% in March 2013.  Eurozone capacity utilization was 77.5% in the quarter ended June 30, 2013, down from 80.0% during the quarter ended June 30, 2012, but unchanged from the quarter ended March 31, 2013.  The European indicator reflects the recessionary environment in the Eurozone, while the U.S. remains flat.  The Company’s sales tend to lag changes in these indicators by one to two quarters.

Mr. Tevens concluded, “We remain committed to improving and sustaining our earnings and have made great strides over this past year to enable strong margins.  Additionally, there are early signs that our industrial markets are improving in Europe.  For example, we have seen early indications of increasing bidding activity in our European project business, which is a positive sign in this uncertain economy.  And, we expect the U.S. to grow modestly during the remainder of the fiscal year. We continue to realize growth in emerging economies, despite concerns of China's slowed growth, as we take market share in that region.”

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy.  The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.”  The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors.  An audio recording of the call will be available two hours after its completion through August 30, 2013 by dialing 203-369-3724.  Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until August 30, 2013.  In addition, a transcript of the call will be posted to the website once available.

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
July 26, 2013

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials.  Key products include hoists, cranes, actuators and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:
Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
July 26, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2013	June 30, 2012	Change

Net sales	$138,891	$153,013	-9.2%
Cost of products sold	95,400	109,189	-12.6%
Gross profit	43,491	43,824	-0.8%
Gross profit margin	31.3%	28.6%
Selling expense	16,747	16,366	2.3%
General and administrative expense	12,849	14,177	-9.4%
Amortization	459	499	-8.0%
Income from operations	13,436	12,782	5.1%
Operating margin	9.7%	8.4%
Interest and debt expense	3,371	3,499	-3.7%
Investment income	(216)	(280)	-22.9%
Foreign currency exchange loss (gain)	226	(336)	NM
Other expense (income), net	89	(320)	NM
Income before income tax expense	9,966	10,219	-2.5%
Income tax expense	2,946	1,783	65.2%
Net income	$7,020	$8,436	-16.8%

Average basic shares outstanding	19,520	19,347	0.9%
Basic income per share:
Basic income per share	$0.36	$0.44	-18.2%

Average diluted shares outstanding	19,779	19,507	1.4%
Diluted income per share:
Diluted income per share	$0.35	$0.43	-18.6%

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
 July 26, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)

	June 30, 2013	March 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$110,399	$121,660
Trade accounts receivable	76,034	80,224
Inventories	101,451	94,189
Prepaid expenses and other	21,005	17,905
Total current assets	308,889	313,978

Net property, plant, and equipment	67,091	65,698
Goodwill	110,961	105,354
Other intangibles, net	12,878	13,395
Marketable securities	24,166	23,951
Deferred taxes on income	38,711	37,205
Other assets	6,458	7,286
Total assets	$569,154	$566,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$30,133	$34,329
Accrued liabilities	50,706	48,884
Current portion of long-term debt	1,043	1,024
Total current liabilities	81,882	84,237

Senior debt, less current portion	2,376	2,641
Subordinated debt	148,480	148,412
Other non-current liabilities	89,248	91,590
Total liabilities	321,986	326,880

Shareholders’ equity:
Common stock	196	195
Additional paid-in capital	193,083	192,308
Retained earnings	111,211	104,191
ESOP debt guarantee	(449)	(552)
Accumulated other comprehensive loss	(56,873)	(56,155)
Total shareholders’ equity	247,168	239,987
Total liabilities and shareholders’ equity	$569,154	$566,867

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
 July 26, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Three Months Ended
	June 30, 2013	June 30, 2012

Operating activities:
Net income	$7,020	$8,436
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	2,992	3,110
Deferred income taxes and related valuation allowance	(786)	13
Gain on sale of real estate, investments, and other	(347)	(114)
Stock based compensation	717	664
Amortization of deferred financing costs and discount on debt	171	95
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	4,854	(2,090)
Inventories	(6,961)	(4,204)
Prepaid expenses	(3,724)	(2,336)
Other assets	865	448
Trade accounts payable	(4,550)	(2,964)
Accrued and non-current liabilities	(2,159)	(4,947)
Net cash used for operating activities	(1,908)	(3,889)

Investing activities:
Proceeds from sale of marketable securities	952	1,196
Purchases of marketable securities	(1,613)	(962)
Capital expenditures	(3,614)	(1,716)
Purchase of business, net of cash acquired	(5,847)	-
Net cash used for investing activities	(10,122)	(1,482)

Financing activities:
Proceeds from stock options exercised	412	-
Net payments under lines-of-credit	-	(13)
Repayment of debt	(266)	(211)
Change in ESOP guarantee	104	107
Net cash provided by (used for) financing activities	250	(117)

Effect of exchange rate changes on cash	519	(1,819)

Net change in cash and cash equivalents	(11,261)	(7,307)
Cash and cash equivalents at beginning of year	121,660	89,473
Cash and cash equivalents at end of period	$110,399	$82,166

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
 July 26, 2013

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2013		June 30, 2012		March 31, 2013

Backlog (in millions)	$92.0		$109.9		$99.0

Trade accounts receivable
days sales outstanding	49.8	days	52.9	days	50.5	days

Inventory turns per year
(based on cost of products sold)	3.8	turns	4.0	turns	4.3	turns
Days' inventory	96.1	days	91.3	days	84.9	days

Trade accounts payable
days payables outstanding	28.7	days	30.4	days	31.1	days

Working capital as a % of sales	20.2%		19.8%		18.3%

Debt to total capitalization percentage	38.1%		48.2%		38.8%

Debt, net of cash, to net total capitalization	14.4%		30.0%		11.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 14	64	63	61	62	250

FY13	63	63	60	62	248

Columbus McKinnon Fiscal 2014 Q1 Gross Margin Expanded to 31.3%
July 26, 2013

COLUMBUS McKINNON CORPORATION
Reconciliation Adjusted Diluted EPS to GAAP Diluted EPS

Three Months Ended
June 30,2012

GAAP diluted EPS	$0.43
Adjusted to reflect current quarter’s 29.6% tax rate	$(0.06)
Adjusted diluted EPS	$0.37

Adjusted diluted EPS is defined diluted EPS as reported, adjusted to apply the current quarter’s tax rate.  Adjusted diluted EPS is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s diluted EPS to the historical period’s diluted EPS.